Exhibit 10.13

SATELLITE RADIO COOPERATION AGREEMENT

THIS SATELLITE RADIO COOPERATION AGREEMENT (this “Agreement”), is made as of the 18th day of July, 2005 by and between WorldSpace, Inc. (“WorldSpace”), having its principal offices at 2400 N Street, NW, Washington D.C., 20037, and XM Satellite Radio Holdings Inc. (“Holdings”), having its principal offices at 1500 Eckington Place NE, Washington, D.C. 20002, and XM Satellite Radio Inc. (“XM Opco” and together with Holdings, “XM”) also having its principal offices at 1500 Eckington Place NE, Washington, D.C. 20002. XM (and its affiliates) on the one hand and WorldSpace (and its affiliates) on the other hand are each a “Party” and collectively the “Parties”.

WHEREAS, WorldSpace pioneered S-DARS and is currently the only S-DARS provider outside of North America, South Korea and Japan;

WHEREAS, XM is the leading satellite-digital audio radio service (“S-DARS”) provider in North America pursuant to a license granted by the U.S. Federal Communications Commission;

WHEREAS, XM has developed various areas of expertise relating to the operation, management and OEM and retail distribution of a subscription-based S-DARS, serving North America;

WHEREAS, XM and WorldSpace have previously entered into a Technology Licensing Agreement, entered into on July 24, 1998, but intended to be effective as of January 1, 1998, under which each Party licensed technology and certain improvements thereto to the other Party (such agreement, as amended through the date hereof, the “Technology Licensing Agreement”);

WHEREAS, XM Opco and WorldSpace (or certain predecessors thereto) have previously entered into the WorldSpace Implementing Memorandum dated as of September 30, 2001 and as amended through the date hereof, relating to certain programming provided by WorldSpace for transmission by XM (the “WorldSpace Implementing Memorandum’);

WHEREAS, The Parties desire to revise the manner in which WorldSpace shall continue to provide programming to XM and to terminate the Operational Assistance Agreement entered into by XM and WorldSpace (or certain predecessors thereto) dated as of June 7, 1999 (the “Operational Assistance Agreement”);

WHEREAS, XM has made an investment in WorldSpace Class A Common Stock as of the date hereof; and

WHEREAS, XM and WorldSpace desire to revise their existing arrangements and enter into new cooperative undertakings as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Ongoing Mutual Assistance/Support; Joint Assessment of Opportunities. Each of XM and WorldSpace agrees that it shall make commercially reasonable efforts to provide to the other assistance and support on the terms set forth herein and as shall be specifically agreed, to mutually support the development of such other Party’s S-DARS system in its current markets and other markets each may enter into, including technology, operating arrangements, distribution networks, supplier networks and partnership arrangements. It is recognized that each Party’s primary responsibility is the development and operation of its own system, and any obligations established hereunder shall be secondary to this primary responsibility to its own system. It is currently anticipated that each of the Parties, at its own expense, shall assess appropriate cooperative opportunities (to be pursued on such terms and conditions as may be agreed) relating to technology development, business development and programming content. The Parties shall establish a four-member Coordination Committee composed of two members of each Party’s senior management. The Coordination Committee will meet quarterly to assess and monitor such cooperative opportunities as may be considered hereunder, including, but not limited to, the areas and activities enumerated in Section 3 below.

2. Implementation of Cooperative Activities. In connection with Cooperative Projects (as discussed in Section 4 below) and Assistance/Support Requests (as discussed in Section 5 below), each Party shall designate at least two individuals whose responsibilities shall include overall and technical liaison activities with the other Party (the “Secondees”), who will be located, from time-to-time, at the other Party’s facilities and work full-time (or part-time, as required) under the direction of the other Party to facilitate the cooperation contemplated herein. Secondees shall be provided office space and access to each respective Party’s facilities in a manner consistent with the purposes of this Agreement; however, for the avoidance of doubt, each Party shall remain responsible for the salary and benefit packages of its own Secondees. Each Party undertakes to commit a minimum of 500 man-hours or equivalent aggregate Secondee time per quarter to achieve the purposes of this Agreement.

3. Initial Focus of Cooperative Opportunities. It is currently anticipated that the focus of the cooperative opportunities to be pursued by the Parties hereunder will include:

(a)	Receiver Technology. The Parties shall explore, and implement as agreed, ways in which the ongoing development of receivers for the XM and WorldSpace systems could be pursued to maximize benefits for both Parties in the areas of:

(i) reduced chipset size, power consumption and cost;

(ii) enhanced functionality, performance and efficiency of radio-frequency spectrum use and waveforms;

(iii) reduced receiver costs through combining parts and component orders (where mutually beneficial) for global electronics manufacturers; and

(iv) development of antenna form factors for various satellite radios to be used in different urban/rural environments.

(b)	Repeater Technology. The Parties shall explore, and implement as agreed, ways in which the ongoing development of terrestrial repeaters for the XM and WorldSpace systems could be pursued to maximize benefits for both Parties.

(c)	OEM and Third Party Relationships. The Parties shall explore, and implement as agreed, ways in which they can collaborate and cooperate on the development and enhancement of their business dealings with significant distribution partners and potential distribution partners, such as,

(i) Automobile OEMs;

(ii) manufacturers and carriers of mobile communications;

(iii) manufacturers of selected music and entertainment systems; and

(iv) government solutions.

(d)	Content Opportunities. The Parties shall explore, and implement as agreed, ways in which they can work collaboratively on the development and enhancement of their business dealings with content providers and various related parties.

(e)	New Applications and Services. The Parties shall explore, and implement as agreed, ways in which they can work collaboratively to develop new applications and services, including but not limited to, data and weather services, telematics and development of multi-mode receiver units.

4. Cooperative Projects; Jointly Developed Technology. Where the Coordination Committee agrees to pursue a technology development opportunity jointly, the Parties shall negotiate an equitable sharing of costs to implement the project. Unless the Coordination Committee decides otherwise, technology specifically developed at the direction of the Coordination Committee for such joint project (“Jointly Developed Technology”) shall be owned jointly by the Parties and any royalties for the use thereof by third parties shall be shared equitably between the Parties. Each Party agrees not to utilize or license Jointly Developed Technology to competitors of or in competition with the other Party.

5. Assistance/Support Requests. From time to time, each Party may request the other Party to provide assistance and support relating to the matters contemplated herein in the form of a written request (an “Assistance/Support Request”). Such Assistance/Support Request will include a specific description of the proposed subject matter of the cooperation, expected staffing requirements and a date/milestone-based project schedule. The receiving Party may either accept or reject any Assistance/Support Request in its discretion, depending on such Receiving Party’s determination whether or not it has the resources available during the relevant time frame and has the relevant technical or business expertise, or for any other reason; provided that if the request is accepted, the requesting Party’s Secondees shall participate in the project. Once accepted by the receiving Party and signed by both Parties, the services described in the applicable Assistance/Support Request shall be provided on a time and materials basis (allocable costs plus 10%, with reasonable expense reimbursements) using commercially reasonable efforts, at the rates as may be agreed by the Parties for such request. Each Assistance/Support Request shall be subject to the terms and conditions of this Agreement.

6. Ongoing Provision of Programming by WorldSpace to XM Opco. WorldSpace shall provide programming to and for transmission by XM Opco as follows:

(a)	With effect from the date hereof, XM and WorldSpace amend their existing obligations regarding the XM system as follows: (i) WorldSpace will continue to provide four commercial-free music channels for use by WorldSpace on its own system and for use by XM on either the XM online system and/or the XM satellite system, at XM’s option, for the period ending June 7, 2009; (ii) XM shall continue to compensate WorldSpace for certain expenses involved in the production of these channels through June 7, 2009 as set forth below; and (iii) XM’s bandwidth obligations to WorldSpace are terminated.

(b)	The Operational Assistance Agreement is terminated.

(c)	The WorldSpace Implementing Memorandum is amended as follows:

(i)	The third Whereas clause thereof is deleted.

(ii)	Section 1.1 is amended by deleting the second sentence thereof; Section 1.2(a) is amended by deleting the last sentence thereof; and Section 1.3(e) is deleted. .

(iii)	Section 2.1 is amended by deleting the phrase “fifth (5th) anniversary thereof” and substituting therefor the phrase “June 7, 2009”.

(iv)	Sections 4.1, 4.2 and 4.4 are deleted.

(v)	Section 4.3 is amended by deleting subclauses (a) and (b) thereof and substituting therefor the following:

$25,000 per calendar month during the period commencing July 18, 2005 and ending on June 7, 2009 (with the first and last months pro-rated as applicable).

(vi)	Section 6.2(e) is deleted.

(vii)	Section 10.3 is deleted.

(viii)	Appendix A is amended (X) by deleting the phrase “three (3)” in the first line thereof and substituting the phrase “four (4)”; and (Y) by adding reference to the fourth channel provided by WorldSpace to XM not currently mentioned therein.

(ix)	Appendices B and F are hereby deleted.

(d)	Except as hereby amended or as contradicts the terms or purposes hereof, the WorldSpace Implementing Memorandum shall remain in full force and effect in accordance with its terms.

7. Regional Operating Entities. Until the fourth anniversary of the date of this Agreement, in the event either Party pursues a regional or national satellite radio opportunity (other than those arrangements existing on the date hereof, it being agreed that all arrangements relating to India or Canada shall be deemed to be existing on the date hereof) through a subsidiary, separate entity or partnership with third party interests therein, such Party (the “Offering Party”) shall provide to the other Party (the “Offeree Party”) the opportunity to invest in such subsidiary, entity or partnership on financial terms and conditions no less favorable than those offered to such third party or parties. Unless jointly agreed by the Parties otherwise, the minimum participation provided to an Offeree Party hereunder shall be limited to 4.9%.

8. Intellectual Property. (a) The Parties’ rights in existing intellectual property and in separately developed intellectual property shall be as set forth in the Technology Licensing Agreement.

(b)	Jointly developed intellectual property rights in Jointly Developed Technology shall be jointly owned by the Parties to the extent set forth in Section 4 of this Agreement, and the Parties shall work cooperatively toward the appropriate patent or other legal protection of such jointly owned intellectual property.

(c)	To the extent intellectual property is not licensed or its use is restricted to a geographical area under the Technology Licensing Agreement, the Parties shall, when and as requested, negotiate in good faith to license to one another (or expand or modify the existing licenses of) their technologies for use in their respective S-DARS (and related) systems as they may exist from time to time, on such terms and conditions and for a reasonable royalty as shall be agreed; provided that no Party shall be obligated to license intellectual property for a use competing with such Party’s existing or licensed services at the time of such request.

9. Term and Termination. Unless it is terminated at an earlier date pursuant to this Section 9, this Agreement shall commence on the date first written above and shall continue in effect until the later of: (x) December 31, 2010 or (y) as long as an affiliate of XM continues to hold a seat on the Board of Directors of WorldSpace. This agreement shall automatically extend for one-year periods thereafter unless either Party shall have provided written notice to the other Party of its intention not to renew this Agreement no less than 90 days prior to the end of the term then in effect.

(a)	Termination. Either Party may, in its sole discretion, terminate this Agreement upon written notice to the other Party in the event that:

(i)	such other Party materially breaches this Agreement and such breach is not remedied within sixty (60) days after such other Party receives notice identifying the breach and requiring it to be remedied; or such other Party fails to pay any material amount payable hereunder when due and such failure is not remedied within thirty (30) days after such other Party receives written notice identifying the failure and requiring it to be remedied.

(ii)	such other Party has filed a petition in or has been assigned into bankruptcy or becomes an insolvent person within the meaning of any applicable bankruptcy or insolvency legislation, or makes any assignment for the benefit of creditors or makes any arrangements or otherwise becomes subject to any proceedings under applicable bankruptcy laws or insolvency laws with a trustee, or receiver appointed in respect of a substantial portion of the property of such other Party, or in the event such other Party liquidates or winds up its daily operations for any reason whatsoever.

(b)	Effect of Termination on Assistance/Support Requests. Termination of this Agreement shall have the effect of terminating all outstanding Assistance/Support Requests. All obligations to pay amounts for services performed hereunder shall survive termination of this Agreement.

10. Indemnification. (a) Each Party agrees to indemnify the other Party and to hold it harmless from and against any claims, losses, liabilities, damages, fees and expenses (including reasonable attorneys’ fees) (collectively, Loss and Expense) brought by a third Party due to personal injury or damage to physical property caused by such Party’s negligence or willful misconduct.

(b)	Each Party’s indemnification obligations are contingent upon the indemnified Party (i) providing prompt written notice of the claim to the indemnifying Party (provided that failure to provide such notice shall not excuse the indemnifying Party except to the extent that it is materially prejudiced thereby), and (ii) providing the indemnifying Party with reasonable cooperation and assistance, at the indemnifying Party’s expense, in connection with the claim. The indemnifying Party shall have sole control of the defense of any such claim. Notwithstanding the preceding sentence, if the indemnifying Party fails to defend the claim after reasonable notice of such claim, the indemnified Party may defend the claim itself, and in such case the indemnifying Party shall reimburse the indemnified Party for any additional costs incurred to defend, settle or compromise the claim. No settlement or compromise that imposes any liability or obligation on the indemnified Party (or any other person covered by the applicable indemnification clause) will be made without the indemnified Party’s prior written consent (such consent not to be unreasonably withheld).

11. Limitations of Liability. NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE, AND INCLUDING LOST REVENUES, LOST PROFITS, INTERRUPTION OF BUSINESS OR OTHERWISE, EVEN IF THE POSSIBILITY OF SUCH DAMAGES WERE FORESEEABLE.

12. Confidentiality.

(a)	“Confidential Information” includes, but is not limited to any information which any Party hereto considers to be of a proprietary and confidential nature and includes, without limitation, know-how, data, process, technique, program, design, formula, marketing, advertising, financial, sales, customer or programming matter, compositions, drawings, diagrams, computer programs, studies, work in process, visual demonstrations, concepts, and other data, whether oral, written, graphic, or electronic form, which may be exchanged between the Parties. For the purposes of this Agreement, “Confidential Information” shall include, without limitation, the existence or contents of this Agreement. Confidential Information does not include the following information:

(i)	information which is now or which hereafter becomes publicly known or available through no act or failure on the part of the receiving Party;

(ii)	information which is actually known to the receiving Party at the time of the receipt of such Confidential Information without obligation of confidentiality;

(iii)	information which is hereafter furnished to the receiving Party by a third Party without obligation of confidentiality; and

(iv)	information which the receiving Party is, by law or regulatory proceeding, required to disclose. However, if required to make such a disclosure, the receiving Party agrees to give the disclosing Party prompt notice prior to disclosure and to make a reasonable effort to assist disclosing Party in obtaining a protective order.

(b)	Each Party hereto will not use the Confidential Information of the other Party for any purpose other than to perform this Agreement, will not disclose the Confidential Information of another Party hereto to third parties, except to those third parties who have a need to know such information in order for the receiving Party to perform this Agreement, and who have executed a written non-disclosure agreement with substantially similar protections to those contained herein; and will protect the Confidential Information of the other Parties hereto with at least the same degree of care as it uses in protecting its own confidential information. These obligations remain in effect for a period of three years after expiry or termination of this Agreement.

(c)	After termination or expiry of the term of this Agreement, any Party hereto may require any other Party hereto to return immediately or, as the applicable Parties may agree, destroy all copies of its Confidential Information the other then has and certify to it the other has taken these steps.

(d)	In the event of breach of the confidentiality provisions of this Agreement by the receiving Party, it acknowledges that the disclosing Party will be irreparably harmed, and that the disclosing Party shall, in addition to any other available remedies, be entitled to obtain equitable relief to prevent further disclosures without resorting to the dispute resolution procedures set forth below.

13. Dispute Resolution. In case of any controversy or claim arising out of or related to this Agreement, the Parties agree to meet to resolve such dispute in good faith. Should such a resolution not be reached, the Parties further agree that the matter (other than claims for which only injunctive relief is sought) shall be settled by binding arbitration administered by JAMS/Endispute (or such other alternative dispute resolution service provider as may be mutually agreed upon by the Parties) by a tribunal of three arbitrators in accordance with such entity’s commercial arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Washington, D.C. unless another location is agreed upon by the Parties. Each Party hereby submits to the personal jurisdiction of the Superior Court of the District of Columbia and the U.S. District Court for the District of Columbia for purposes of the enforcement of any arbitral awards and for purposes of the appropriate court providing injunctive relief.

14. Publicity. All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Parties hereto and no Party shall act unilaterally in this regard, unless required by law or regulation to do so.

15. Costs and Expenses. Except as expressly provided herein or subsequently agreed to in writing by the Parties, each Party will pay all costs and expenses incurred in the performance of its obligations under this Agreement.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

17. Export Control. The Parties acknowledge that the Assistance/Support contemplated hereunder, deliverables and related technology, or portions thereof, supplied hereunder may be subject to export controls under the laws and regulations of the United States and other jurisdictions. Each Party agrees to comply with such laws and regulations and will not export, re-export or transfer such items without first obtaining all required government authorizations or licenses. Each Party agrees to provide the other such information and assistance as may reasonably be required by the other in connection with securing such authorizations or licenses.

18. Successors/Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto. No Party shall be entitled to assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, each Party shall be entitled to assign this Agreement without such consent to a successor in interest arising through merger, acquisition, reorganization or sale of all or substantially all of its assets or business, or to a lender as security for financing. Any attempted assignment made contrary to this Section 16 shall be void.

19. Notices.

(a)	All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt if delivered in person, or (ii) upon verified receipt by the named addressee if sent by facsimile or prepaid overnight express delivery service:

If to XM:

Joseph M. Titlebaum

General Counsel

XM Satellite Radio Inc.

1500 Eckington Place, N.E.

Washington, D.C. 20002

Tel: 202-380-4066

Fax: 202-380-4534

If to WorldSpace:

Donald J. Frickel, Esq.

General Counsel

2400 N Street NW

Washington, DC 20037

Tel: 202-969-6160

Fax: 202-969-6560

(b)	Each Party may designate by notice, delivered as described in paragraph (a) of this Section 19, a new address (or substitute or additional persons) to which any notice, demand, request or communication may thereafter be so given, served or sent.

20. Independent Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the Parties. Neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, save as herein specifically provided and nothing contained in this Agreement shall give or is intended to give any rights of any kind to persons not Party to this Agreement. Nothing in this Agreement shall prevent any Party from pursuing any commercial or government opportunity anywhere in the World without the other Party.

21. Power and Authority; No Breach. Each of the Parties represents and warrants that all corporate action on the part of its officers, directors and shareholders necessary for the authorization of this Agreement has been completed and that each Party has full power and authority to enter into this Agreement and perform its obligations hereunder and that its execution of this Agreement and performance of its obligations hereunder does not and will not violate any law or result in a breach of or default under the terms of any contract or agreement by which such Party is bound. The enforcement and enjoyment by either Party of its rights and benefits hereunder do not and will not violate, and are not and will not be subject to restraint or curtailment under, the terms of any contract or agreement by which the other Party is bound.

22. Compliance with Law. Each Party is in compliance with all applicable governmental statutes, laws, rules, regulations, ordinances, codes, directives, and orders (whether federal, state municipal or otherwise) arising out of or relating to its obligations under this Agreement and is solely responsible for the compliance with all such laws (including, without limitation, consumer disclosure and privacy laws).

23. Modification. No amendment of or modification to this Agreement shall be valid unless made in writing and signed by the authorized representative(s) of the parties. As to XM, the authorized representatives means both (a) XM’s President or any Vice President and (b) its General Counsel.

24. Survival. The provisions of Sections 8, 10, 11 and 12 shall survive the termination of this Agreement. Moreover, the respective rights and obligations of the Parties hereto shall survive any expiration and/or termination of this Agreement for any reason to the extent necessary to effect the intended provision of such right and obligation.

25. Headings. The headings and numbering of paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation thereof.

26. Order of Precedence. The Parties hereby agree that the agreements between them shall have precedence over one another according to the following order of precedence:

(a)	This Agreement

(b)	The Technology Licensing Agreement

(c)	The WorldSpace Implementing Memorandum

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

XM SATELLITE RADIO INC.

/S/ GARY PARSONS
Name:	Gary Parsons
Title:	Chairman

/S/ JOSEPH M. TITLEBAUM
Name:	Joseph M. Titlebaum
Title	Executive Vice President, Secretary & General Counsel

XM SATELLITE RADIO HOLDINGS INC.

/S/ GARY PARSONS
Name:	Gary Parsons
Title:	Chairman

/S/ JOSEPH M. TITLEBAUM
Name:	Joseph M. Titlebaum
Title	Executive Vice President, Secretary & General Counsel

WORLDSPACE, INC.

/S/ ANDENET T. RAS-WORK
Name:	Andenet T. Ras-Work
Title:	COO

/S/ DONALD J. FRICKEL
Name:	Donald J. Frickel
Title	Executive Vice President